National Realty and Mortgage, Inc.
Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China

June 11, 2007

Bagell Josephs Levine & Co.
200 Haddonfield Berlin Road
High Ridge Commons
Gibbsboro, NJ 08026
Attention: Mr. Neil Levine

Gentlemen:

This letter will confirm that your engagement as auditor of the financial statements of our company is terminated. This termination and the engagement of Samuel H. Wong & Co., LLP, as our new independent auditors were approved by our full Board of Directors.

You are hereby authorized to respond fully to the inquiries of Samuel H. Wong & Co., LLP.

Our counsel will be preparing a Current Report on Form 8-K to report your termination and other events. You will be provided with a copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-B. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us therein.

Very truly yours,

NATIONAL REALTY AND MORTGAGE, INC.

/s/ David Wang
Name: David Wang
Title: Secretary and Chief Financial Officer